Exhibit 10.1

BLACKROCK, INC.
SECOND AMENDED AND RESTATED 1999 STOCK AWARD AND INCENTIVE PLAN

PERFORMANCE-BASED STOCK OPTION AGREEMENT

GRANT NOTICE

Name of Optionee:	[ ] (the “Optionee”)
Number of Shares Subject to the Option:	[ ] shares of common stock, $0.01 par value, of BlackRock, Inc. (the “Shares”).
Option Exercise Price Per Share:	$673.58
Grant Date:	May 30, 2023
Vesting Dates[1]:	First Installment: Option relating to 25% of the Shares on May 30, 2027
Second Installment: Option relating to 25% of the Shares on May 30, 2028
Third Installment: Option relating to 50% of the Shares on May 30, 2029
Expiration Date:	May 30, 2032

This performance-based stock option (the “Option”) represents the right to purchase Shares in accordance with and subject to the terms and conditions of this Grant Notice and the Option Terms and Conditions (including the appendix attached hereto) (collectively, this “Agreement”) and the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan, and including, without limitation, the satisfaction of the performance conditions set forth in this Agreement.

* * * * * * * *

1.
For Optionees who are identified as IFPR MRTs (as defined in this Agreement), please see the definition of Vesting Date in this Agreement for important rules that apply to IFPR MRTs.

OPTION TERMS AND CONDITIONS

The Optionee and BlackRock, Inc., a Delaware company, and its successors (the “Company”) hereby agree as follows:

1.
Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1. Any capitalized terms used and not defined herein shall have the meanings set forth in the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan, as amended from time to time (the “Plan”).
(a)
“Cause” means the occurrence of any of the following: (i) gross negligence or intentional misconduct by the Optionee that (a) is in connection with the Optionee’s duties to the Company or any Subsidiary or Affiliate or (b) causes, or is reasonably expected to cause, harm (monetarily or otherwise) to the Company or its Subsidiaries or Affiliates, employees or Clients; (ii) the Optionee’s breach of fiduciary duty owed to the Company or its Subsidiaries or Affiliates or Clients; (iii) any misappropriation or embezzlement by the Optionee, or any action by the Optionee involving theft, fraud or material personal dishonesty; (iv) any violation by the Optionee of any domestic or foreign securities laws, rules or regulations including, but not limited to, those of any self-regulatory organization or authority; (v) the Optionee’s indictment, conviction of or guilty or nolo contendere plea to a felony or any crime involving theft, fraud or embezzlement or personal dishonesty, provided that if Optionee is terminated for Cause because of an indictment and such indictment does not ultimately result in a conviction or plea that would otherwise constitute Cause hereunder, then such termination will be deemed to be an involuntary termination other than for Cause as of the date of Optionee’s original termination and vesting shall be subject to the terms set forth in Section 6(b) hereof; (vi) the Optionee’s willful failure or refusal to perform material duties or material obligations owed to the Company or its Subsidiaries or Affiliates; or (vii) the Optionee’s material violation of the written policies of the Company or its Subsidiaries or Affiliates, including, without limitation, the BlackRock, Inc. Confidentiality and Employment Policy, Code of Business Conduct and Ethics, Global Conflicts of Interest Policy, Global Insider Trading Policy, Global Personal Trading Policy and Outside Activity Policy. A determination of Cause shall be in the sole discretion of the Company.
(b)
“Client” means a Client as defined in Appendix A attached hereto.
(c)
“Code” means the United States Internal Revenue Code of 1986, as amended.
(d)
“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Company or its delegate.
(e)
“Company Management Delegates” means any two of the individuals then-serving as the Company’s Chief Executive Officer, President and Chief Operating Officer.
(f)
“Competitive Activity” means any activity that competes with any of the business operations of the Company or any of its Subsidiaries or its Affiliates, as determined by the Company in its sole discretion, and shall include representing or associating in any capacity (including, without limitation, as an officer, employee, partner, director, consultant, agent, advisor or security holder) with a company that competes with the Company or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, the Optionee’s beneficial ownership of less than 5% of the economic or voting interests of a publicly-held company shall not constitute a Competitive Activity.

(g)
“Confidentiality and Employment Policy” means the BlackRock, Inc. Confidentiality and Employment Policy, as it may be amended from time to time.
(h)
“Disability” means (i) “Disability” as defined in any employment, consulting or similar agreement between the Optionee and the Company or any Subsidiary or Affiliate, or (ii) if there is no such individual agreement or the individual agreement does not define Disability, the Optionee’s physical or mental incapacity constituting disability, as determined under the long-term disability plan applicable to the Optionee’s employment with the Company or any Subsidiary or Affiliate, which, in any event, does or is reasonably expected to continue for at least twelve (12) months.
(i)
“Fair Market Value” means, as of a particular date, (i) the closing sales price per Share on the national securities exchange on which Shares are principally traded for the last preceding date on which there was a sale of Shares on such exchange, or (ii) if Shares are then traded in an over-the-counter market, the average of the closing bid and asked per Share in such over-the-counter market for the last preceding date on which there was a sale of Shares in such market, or (iii) if Shares are not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of a Share shall be determined by the Committee in its sole discretion.
(j)
“IFPR MRT” means any person who has been identified as a Material Risk Taker for the purposes of the Investment Firm Prudential Regime (“IFPR”) under the BlackRock Group Limited (“BGL”) Remuneration Policy or its equivalent, as amended from time to time.
(k)
“Section 16 Officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
(l)
“Termination of Employment” means the termination of the Optionee’s employment with, or performance of services for, the Company or any Subsidiary or Affiliate. An individual employed by, or performing services for, any Subsidiary or an Affiliate shall not be deemed to incur a Termination of Employment if such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall also not be considered Terminations of Employment.
(m)
“Vesting Date” means the applicable Vesting Dates specified in the Grant Notice.

Solely in respect of IFPR MRTs, at no time shall any Vesting Date deviate from the minimum three-year mandatory vesting period nor occur earlier than any applicable required deferral period, as provided for in the BGL Remuneration Policy. In the event of a conflict between the Vesting Dates specified in the Grant Notice on the one hand and the minimum three-year mandatory vesting period and applicable deferral requirement on the other hand, as provided for in the BGL Remuneration Policy, then the minimum three-year mandatory vesting period and applicable deferral requirement shall prevail.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

2.
Grant. The Company hereby grants to the Optionee as of the Grant Date an Option to purchase the number of Shares set forth in the Grant Notice, subject to the terms and conditions of this

Agreement and the Plan. The Optionee may exercise, on or after the Vesting Dates specified in the Grant Notice, or as otherwise specified in this Agreement, and on or prior to the Expiration Date specified in the Grant Notice, all or any vested portion of the Option at the Option Exercise Price per Share specified in the Grant Notice, subject to the terms and conditions set forth in this Agreement and the Plan. The Optionee shall not be entitled to receive any property or cash dividends with respect to the Shares relating to the Option prior to the date that any such Shares are delivered to the Optionee pursuant to the exercise of the Option. The Option is not intended to qualify and shall not be treated as an “incentive stock option” under Section 422 of the Code.

Solely in respect of IFPR MRTs, any Options granted to persons identified as IFPR MRTs are governed by the BGL Remuneration Policy and the IFPR Malus and Clawback Policy, copies of which are available on the Policy Library or upon request (the "IFPR Policies"). The IFPR Policies implement the IFPR Remuneration Regulations (as defined in the IFPR Policies). In the event of any conflict between the Grant Notice, this Agreement, and the provisions of the Plan on the one hand and the IFPR Policies and IFPR Remuneration Regulations on the other hand, the IFPR Policies and IFPR Remuneration Regulations shall prevail.

3.
Vesting.
(a)
No portion of the Option may be exercised until the date on which such portion of the Option becomes vested. Subject to Section 6 hereof and any determination of the Company in its sole discretion to accelerate the vesting schedule hereunder, the Option shall vest with respect to the number of Shares specified on the Vesting Dates, provided that the performance conditions set forth in Section 4 hereof have been satisfied in accordance with the terms and conditions set forth therein. Once vested, the Option shall continue to be exercisable at any time or times prior to the Expiration Date, subject to the provisions of this Agreement and the Plan.

Solely in respect of IFPR MRTs, notwithstanding any provision to the contrary herein, at no time shall any Vesting Date deviate from the minimum three-year mandatory vesting period nor occur earlier than any applicable required deferral period, as provided for in the BGL Remuneration Policy, in accordance with the terms and conditions set forth herein.

(b)
Notwithstanding anything in this Agreement to the contrary, and only to the extent permitted by applicable law, if as of a particular Vesting Date (or, if any, the vesting date of any other outstanding cash or equity-based awards granted to the Optionee under the Plan (together with the Option, the “Unvested Awards”)), the Optionee is the subject of an investigation by the Company or governmental entity or regulator relating to conduct of the Optionee that could, in the Company’s reasonable opinion, constitute Cause, the Company shall in its discretion have the right to determine that the portion of the Unvested Awards that would otherwise vest on such vesting date (the “Holdback Portion”) shall not vest, subject to resolution of the investigation and the exhaustion of all appeal rights (of either the Optionee or the Company) related thereto (the “Resolution”). Upon Resolution, any Holdback Portion shall vest in accordance with the terms and conditions of the applicable award agreement, provided that, if upon Resolution, the Company determines that the conduct giving rise to the investigation constituted Cause, the Holdback Portion and any other portion of the Unvested Awards that would otherwise vest on a later vesting date shall not vest and shall be forfeited for no consideration. The determination of whether conduct constitutes Cause and whether the Holdback Portion vests or is forfeited in accordance with the preceding sentence shall be made regardless of whether there has been a Termination of Employment (for any reason) prior to Resolution.

Solely in respect of IFPR MRTs, in addition to the holdback arrangements included in this Section 3, the IFPR Malus and Clawback Policy applies to any Option awarded to an IFPR MRT.

4.
Performance Conditions
(a)
In order for any portion of the Option to vest and become exercisable on the applicable Vesting Dates (or solely in respect of IFPR MRTs, on the expiration of the retention period set forth in Section 5(f) hereof):
(i)
An average per Share closing sales price equal to thirty percent (30%) above the Option Exercise Price must be sustained for at least sixty (60) consecutive calendar days (measured using the per Share closing sales price on each trading day during such period) on or prior to the fourth anniversary of the Grant Date; and
(ii)
the Company’s aggregate annual Organic Revenue (as defined below) growth from January 1, 2024 through December 31, 2026 must be greater than zero (together with clause (i) above, the “Performance Conditions”).

Achievement of the Performance Conditions shall be determined by the Committee. If the Performance Conditions are not achieved, as determined by the Committee, on or prior to the fourth anniversary of the Grant Date, the Option shall terminate immediately effective as of such date, with no payment made in consideration therefor.

(b)
For purposes of this Section 4, “Organic Revenue” means, with respect to a particular fiscal year between January 1, 2024 and December 31, 2026, the sum of (i) annualized investment advisory services and administration fees generated by the Company in such year relating to the sale/redemption of products or provision of services to new or existing clients in accordance with the Company’s Assets Under Management policy (excluding (A) fees from the Company’s securities lending businesses and (B) fees derived from capital gains and dividend reinvestment) and (ii) annualized recurring revenue generated by the Company in such year from the sale/notified loss of Aladdin products and services to new or existing clients.
5.
Exercise of Option.
(a)
The Option shall be exercised in the following manner: the Optionee, or the person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall specify the number of Shares that the Optionee elects to purchase and provide the aggregate amount of the Option Exercise Price for any Shares being purchased under the Option.
(b)
In satisfaction of the Optionee’s obligation to pay to the Company the aggregate amount of the Option Exercise Price for any Shares being purchased under the Option at the time the Option is exercised, the Company shall withhold from the number of Shares the Optionee would otherwise receive upon exercise of the Option that number of whole Shares (and, if applicable, a fractional Share) having a Fair Market Value equal to the aggregate amount of the Option Exercise Price for any Shares being purchased, provided that any fractional Share resulting therefrom that would otherwise be returned to the Optionee shall be immediately settled in cash. Alternatively, the Optionee may choose to satisfy such obligation by paying such amount in cash or by certified or cashier’s check.
(c)
Not less than one hundred (100) Shares may be purchased at any time upon the exercise of any portion of the Option, unless the number of Shares so purchased constitutes the total number of Shares then purchasable under the Option. The Option may be exercised only to purchase whole Shares and in no case may a fractional Share be purchased.
(d)
In satisfaction of the Optionee’s obligation to pay to the Company an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld by the Company with respect to the exercise of the Option prior to the delivery of any Shares to which such Optionee shall be entitled upon exercise of the Option, the Company shall withhold from the number of Shares the Optionee would otherwise receive upon exercise of the Option that number of whole Shares (and, if applicable, a fractional Share) having a Fair Market Value equal to the minimum necessary amount of such tax withholding obligation (determined without regard to Section 83(c)(3) of the Code), provided that any fractional Share resulting therefrom that would otherwise be returned to the Optionee shall be immediately settled in cash. Alternatively, the Optionee may choose to satisfy such obligation by paying such amount in cash or by certified or cashier’s check.
(e)
Notwithstanding any other provision hereof or of the Plan, no portion of the Option shall be exercisable (i) prior to the date that the Option becomes vested or after termination of the Option, in each case, in accordance with the provisions hereof, (ii) after the Expiration Date, or (iii) at any time unless all necessary regulatory or other approvals have been received.
(f)
Solely in respect of IFPR MRTs, notwithstanding any provision to the contrary herein, for any Option granted to an IFPR MRT, a retention period of six months shall apply after each applicable Vesting Date such that the applicable portion of the Option shall not be exercisable until the date immediately following the expiration of such six-month retention period.
6.
Termination of Employment.
(a)
Termination of Employment by the Company or its Subsidiaries or Affiliates for Cause. The Option (whether or not vested) shall terminate upon the Optionee’s Termination of Employment by the Company or one of its Subsidiaries or Affiliates for Cause, with no payment made in consideration therefor.
(b)
Termination of Employment by the Company or its Subsidiaries or Affiliates Other than for Cause. Upon the Optionee’s Termination of Employment by the Company or one of its Subsidiaries or Affiliates other than for Cause (which shall not include a Termination of Employment due to the Optionee’s Disability or as a result of the Optionee’s death), the following shall apply:
(i)
Termination of Employment Prior to May 30, 2025. Notwithstanding any provision to the contrary herein, if the Optionee’s Termination of Employment under this Section 6(b) occurs prior to May 30, 2025, the Option shall be forfeited upon the date of the Optionee’s Termination of Employment, unless determined otherwise by the Company Management Delegates, in their sole discretion (or, the Committee, in its sole discretion, in the event the Optionee is a Section 16 Officer).
(ii)
Termination of Employment on or after May 30, 2025. If the Optionee’s Termination of Employment under this Section 6(b) occurs on or after May 30, 2025, (A) any portion of the Option that is vested as of the Optionee’s Termination of Employment shall remain outstanding and exercisable through the Expiration Date and shall thereafter terminate, and (B) unless determined otherwise by the Company Management Delegates, in their sole discretion (or the Committee, in its sole discretion, in the event the Optionee is a Section 16 Officer), 50% of a pro-rata portion (as described below) of the Option that is not yet vested as of the Optionee’s Termination of Employment shall remain outstanding and eligible to vest on the Vesting Dates set forth in the Grant Notice or as otherwise specified in this Agreement (subject to the achievement of the performance conditions set forth in Section 4 hereof) and, if vested, shall remain outstanding and exercisable through the Expiration Date and shall thereafter terminate; provided, that, (x) the Optionee complies with the Confidentiality and Employment Policy and Appendix A attached hereto, (y) the Optionee executes (and does not revoke) a general release of claims in favor of the Company and its Subsidiaries and Affiliates in the form provided by the Company that becomes effective within sixty (60) days of the date of such Termination of Employment (or such earlier date as may be required by the Company), and (z) the Optionee does not engage in any Competitive Activity prior to the exercise of the Option. Such pro-rata portion (with respect to each tranche) shall be equal to the product of (A) the number of Shares subject to each portion of the Option that is not yet vested as of the Optionee’s Termination of Employment multiplied by (B) a fraction (not greater than 100%), the numerator of which is equal to the number of full months, rounded down to the nearest whole month, elapsed from the Grant Date through the Optionee’s Termination of Employment, and the denominator of which is the number of full months elapsed from the Grant Date through the applicable Vesting Date(s). Any portion of the Option held by the Optionee that will not vest as a result of the foregoing pro rata calculation and reduction by 50% shall be forfeited immediately.
(c)
Termination of Employment Due to the Optionee’s Voluntary Termination (including Retirement). If the Optionee voluntarily terminates employment with the Company or one of its Subsidiaries or Affiliates (including as a result of the Optionee’s retirement), any portion of the Option that is vested as of the Optionee’s Termination of Employment shall remain outstanding and exercisable for ninety (90) days (or solely for IFPR MRTs, nine (9) months, subject to expiration of the 6-month retention period in Section 5(f) hereof) following the date of such Termination of Employment (but in no event later than the Expiration Date), and shall thereafter terminate; provided, that, (x) the Optionee complies with the Confidentiality and Employment Policy and Appendix A attached hereto, (y) the Optionee executes (and does not revoke) a general release of claims in favor of the Company and its Subsidiaries and Affiliates in the form provided by the Company that becomes effective within sixty (60) days of the date of such Termination of Employment (or such earlier date as may be required by the Company) and (z) the Optionee does not engage in any Competitive Activity prior to the exercise of the Option. Any portion of the Option that is not yet vested as of such Termination of Employment shall terminate immediately effective as of such date, with no payment made in consideration therefor.

(d)
Termination of Employment Due to the Optionee’s Disability or Death. Upon the Optionee’s Termination of Employment due to the Optionee’s Disability or as a result of the Optionee’s death, (i) any portion of the Option that is vested as of the Optionee’s Termination of Employment shall remain outstanding and exercisable through the Expiration Date and shall thereafter terminate and (ii) any portion of the Option that is not yet vested as of the Optionee’s Termination of Employment shall remain outstanding and eligible to vest on the Vesting Dates set forth in the Grant Notice or as otherwise specified in this Agreement (subject to the achievement of the performance conditions set forth in Section 4 hereof) and, if vested, shall remain outstanding and exercisable through the Expiration Date and shall thereafter terminate; provided, that, (x) the Optionee complies with the Confidentiality and Employment Policy and Appendix A attached hereto, (y) the Optionee (or, in the event of death, the Optionee’s beneficiary or estate, as applicable) executes (and does not revoke) a general release of claims in favor of the Company and its Subsidiaries and Affiliates in the form provided by the Company that becomes effective within sixty (60) days of the date of such Termination of Employment (or such earlier date as may be required by the Company), and (z) the Optionee does not engage in any Competitive Activity prior to the exercise of the Option.

Solely in respect of IFPR MRTs, nothing in this Section 6 shall cause any Vesting Date of any Option awarded to an IFPR MRT to deviate from the minimum three-year mandatory vesting period nor occur earlier than any applicable required deferral period, as provided for in the BGL Remuneration Policy, nor impact the retention period set forth in Section 5(f) hereof.

7.
Optionee’s Covenants and Acknowledgements. In order to induce the Company to enter into this Agreement, the Optionee hereby agrees to the covenants set forth in Appendix A attached hereto.
8.
Forfeiture.
(a)
Breach of Confidentiality and Employment Policy or Appendix A. In the event of any breach by the Optionee of the Confidentiality and Employment Policy or the provisions of Appendix A attached hereto (without regard to the temporal limitations set forth therein), the Company shall have the right, to the extent permitted by applicable law, if the conduct or activity giving rise to such breach occurs within one year following the most recent date upon which Shares are delivered to the Optionee pursuant to the exercise of the Option, to require the Optionee to repay to the Company the positive difference between the Fair Market Value of the Shares on the date of exercise and the Option Exercise Price, and any unexercised portion of the Option shall terminate immediately effective as of the date of such breach, with no payment made in consideration therefor. The determination of whether the Optionee has engaged in a breach of the Confidentiality and Employment Policy or Appendix A attached hereto shall be determined by the Company in its sole discretion.
(b)
Competitive Activity Prior to Exercise. If the Optionee engages in Competitive Activity at any time prior to the date that all or any portion of the Option has been exercised, then any portion of the Option or, any other award under the Plan held by the Optionee that is unvested, vested but not yet settled, or vested but unexercised (and any payments or benefits in respect thereto) as of the date the Optionee engages in such Competitive Activity shall terminate immediately effective as of such date, with no payment made in consideration therefor. The Company may elect in its sole discretion to waive the foregoing provision. The Optionee acknowledges and agrees that any waiver by the Company of a similar forfeiture provision with respect to any other award under the Plan held by the Optionee or any other award recipient shall not entitle the Optionee to such a waiver with respect to the Option.
(c)
Violation of Appendix A Prior to Exercise. If, at any time prior to the date that all or any portion of the Option has been exercised, the Optionee engages in any activity that would violate Appendix A attached hereto (without regard to the temporal limitations set forth therein), the Optionee shall forfeit the Option immediately effective as of such date and shall have no right to any payments or distributions hereunder.
(d)
Existence of Cause Prior To Termination of Employment. If following the Optionee’s Termination of Employment, the Company becomes aware of conduct or activity by the Optionee that occurred during the period of Optionee’s employment with the Company or an Affiliate or Subsidiary that would have constituted Cause, then any portion of the Option, or any other award under the Plan held by the Optionee, that is unvested, vested but not yet settled, or vested but unexercised (and any payments or benefits in respect thereto) shall be forfeited. The determination of whether the Optionee has engaged in conduct or activity that would have constituted Cause had it been known by the Company prior to Termination of Employment shall be made by the Company in its sole discretion. The Company may elect in its sole discretion to waive the foregoing provision. The Optionee acknowledges and agrees that any waiver by the Company of a similar forfeiture provision with respect to any other award under the Plan held by the Optionee or any other optionee shall not entitle the Optionee to such a waiver with respect to the Option.
(e)
Clawback Policy. The Optionee acknowledges and agrees that the Option granted pursuant to this Agreement and any other award under the Plan held by the Optionee are subject to any applicable Company clawback policy posted on the Policy Library, as may be amended from time to time (any such policy, the “Applicable Clawback Policy”). Subject to the terms of the Applicable Clawback Policy, the Optionee agrees that in the event a determination is made under the Applicable Clawback Policy that clawback will be applied to the Option and/or any other award under the Plan held by the Optionee, to the extent permitted by applicable law, (i) the Optionee shall repay to the Company or an Affiliate or Subsidiary the positive difference between the Fair Market Value of the Shares on the date of exercise and the Option Exercise Price or such other amount as determined to be repaid under the Applicable Clawback Policy, and (ii) any unexercised portion of the Option and any unvested, vested but not yet settled, and/or vested but unexercised portion of any other award under the Plan held by the Optionee shall terminate immediately effective as of the date of such determination, with no payment made in consideration therefor.
(f)
Any repayment obligations under this Section 8 shall be satisfied by the Optionee within thirty (30) days of the Company’s provision of a written demand for repayment. In the event that the Optionee realizes a tax benefit in connection with any repayment under this Section 8, either through refund, credit, deduction or otherwise, the Optionee shall pay to the Company or an Affiliate or Subsidiary the amount of such tax benefit, as determined in good faith by the Company, and the amount of such tax benefit shall be treated as part of the repayment obligation under this Section 8. Any repayment obligation under this Section 8 may be satisfied in Shares or cash or a combination thereof (based upon the Fair Market Value of the Shares on the date of payment), and the Optionee acknowledges and agrees that the Company may, to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Optionee, if necessary, to satisfy the repayment obligation.

The Optionee agrees to execute such documents as may be necessary to effectuate the repayment obligations referred to in this Section 8.
(g)
Any repayment obligation under this Section 8 shall be in addition to (i) any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment; and (ii) any repayment or clawback requirements under applicable law or regulation, including, without limitation, under the Sarbanes-Oxley Act of 2002, as amended, the Securities Exchange Act of 1934, as amended or the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (including, without limitation, any policies adopted by the Company from time to time implementing such repayment or clawback requirements).
(h)
Solely in respect of IFPR MRTs, in addition to the forfeiture and clawback arrangements included in this Section 8, the IFPR Malus and Clawback Policy applies to any Option awarded to any IFPR MRT and the acknowledgements and agreement provided in this Section 8 hereof by an Optionee identified as an IFPR MRT also apply to the IFPR Malus and Clawback Policy.
9.
Transferability. This Agreement is personal to Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and is exercisable, during Optionee’s lifetime, only by Optionee or his or her guardian or legal representative.
10.
Miscellaneous.
(a)
Incorporation by Reference. The obligation of the Company to deliver any Shares upon exercise of all or any portion of Option under this Agreement is specifically subject to all provisions of the Plan (and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement) and all applicable laws, rules, regulations and governmental and stockholder approvals. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

Solely in respect of IFPR MRTs, if there is a conflict between this Agreement and/or the Plan on the one hand and the IFPR Polices and IFPR Remuneration Regulations on the other hand, the IFPR Policies and/or IFPR Remuneration Regulations shall prevail and the entitlements under this Agreement and/or the Plan shall at all times be subject to the IFPR Policies and IFPR Remuneration Regulations and may at all times be amended to comply with the IFPR Remuneration Regulations, without further action by the Optionee as set forth in Section 10(d) hereof.

(b)
Right of Offset. To the extent permitted by applicable law (including, without limitation, Section 409A of the Code), the Company shall have the right to reduce any amounts paid or payable or the number of Shares delivered or deliverable hereunder by any amounts the Optionee owes to the Company or an Affiliate or Subsidiary.
(c)
Acknowledgements. The Optionee hereby acknowledges the following:
(i)
the Optionee is voluntarily accepting the grant of the Option;
(ii)
the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of stock options or benefits in lieu of stock options, even if such stock options have been granted in the past;
(iii)
the Option and any delivery of Shares pursuant to the exercise of the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Company or any of its Subsidiaries or Affiliates;
(iv)
unless otherwise required by applicable law, the Optionee is solely responsible for investigating and complying with any exchange control laws applicable to the Optionee in connection with any delivery of Shares pursuant to the exercise of the Option, if any; and
(v)
the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Option. The Optionee is hereby advised to consult with the Optionee’s personal tax, legal and financial advisors regarding the Option before taking any action in relation thereto.
(d)
Amendments and Waivers. The Company and the Optionee may amend this Agreement at any time only by a written instrument signed by both parties hereto; provided, however, that the Company may amend this Agreement without further action by the Optionee if such amendment does not adversely affect any of the rights of the Optionee, unless such amendment is deemed by the Company necessary or advisable to comply with applicable (i) state law, rule or regulation, (ii) stock listing requirements, or (iii) other law, rule or regulation. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(e)
Enforceability; Injunction. The Company and the Optionee agree that in the event that any one or more of the terms and conditions set forth in this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. The Optionee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A attached hereto would be inadequate and, in recognition of this fact, the Optionee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
(f)
Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall apply to and bind the Optionee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. In addition, any Subsidiary or Affiliate to whom the Optionee has provided services shall be a third-party beneficiary of this Agreement and shall be entitled to enforce this Agreement. The Company shall be entitled to assign its rights and obligations hereunder to the extent permitted by the Plan.
(g)
Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.
(h)
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)
Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of New York (excluding any conflict of law, rule or principle of New York law that might refer the governance, construction or interpretation of this Agreement to the laws of another state or jurisdiction), except with respect to tax matters which shall be governed by the respective tax laws, regulations and rules of the jurisdiction(s) applicable to the Optionee.
(ii)
Submission to Jurisdiction. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any U.S. federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to venue of any such litigation in any U.S. federal or state court located in the State of New York in New York County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation.
(iii)
Waiver of Jury Trial. Each party hereto irrevocably and unconditionally waives any right to a trial by jury with respect to any matters arising out of the Optionee’s employment, termination of employment or any matter relating to the Optionee’s compensation and benefits (including, without limitation, any compensation arising pursuant to the terms of this Agreement) and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.
(i)
Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BlackRock, Inc.
50 Hudson Yards
New York, New York 10001
Attn: General Counsel

If to the Optionee:

To the last address on file with the Company and/or the Company’s appointed third-party administrator.

(j)
Data Privacy Notice. The Optionee’s personal data as described in this Agreement will be collected, used and transferred, in electronic or other form, in accordance with BlackRock’s Privacy Policy (which can be accessed by following this link: https://www.blackrock.com/corporate/compliance/privacy-policy), by and among, as applicable, the Optionee's employing entity and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing any awards issued to the Optionee under the Plan. The Optionee understands that the Company, its Affiliates and Subsidiaries and the Optionee’s employing entity hold certain personal information about the Optionee, including, but not limited to, the Optionee's name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of any grant awarded, canceled, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the purpose of implementing, administering and managing any awards issued to the Optionee under the Plan. The Optionee understands that in accordance with BlackRock’s Privacy Policy, Data may be transferred to any third parties assisting in the implementation, administration and management of awards issued under the Plan, and the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that such recipients’ country may have different data privacy laws and protections from the Optionee’s country. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing any awards under the Plan. The Optionee understands the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan in accordance with BlackRock’s records retention policy.
(k)
No Right to Continued Employment or Business Relationship. This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any such employment or relationship.
(l)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.
(m)
Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

(n)
Prospectus Directive. The following additional information is being provided pursuant to Article 1.4(i) of the Prospectus Regulation (2017/1129), which is the employee share plan exemption from producing a prospectus:

Additional information on BlackRock, Inc. (the issuer), including (without limitation) details of the rights attaching to the Company's stock, the current stock price, SEC filings, dividend history, the Company's Bylaws and the most recent published annual reports, can be found on BlackRock's website at www.blackrock.com and, in particular, the Investor Relations section.

The reasons for the Award under the Plan, and the terms and conditions to which your Award is subject, is set out above and in Appendix A attached hereto and the rules of the Plan (a copy of which is available from www.computershare.com or via download from the SEC website at www.sec.gov). The maximum number of stock in the capital of BlackRock that can be purchased or awarded under the Plan as at date of grant is 41,500,000 shares and the minimum number is nil.

* * * * * * * *

APPENDIX A

Optionee’s Covenants and Acknowledgements

This Appendix A includes standard covenants and acknowledgements. Capitalized terms contained in this Appendix A and not defined herein shall have the same meaning as such terms are defined in the Agreement into which this Appendix A is incorporated by reference and to which this Appendix A is attached, or the Plan, as applicable.

1. Non-Disclosure / Intellectual Property. The Optionee may not, during or subsequent to the Optionee’s employment with the Company or any of its Affiliates or Subsidiaries, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates or Subsidiaries except (i) while employed by the Company or any of its Affiliates or Subsidiaries, in the business of and for the benefit of the Company or any of its Affiliates or Subsidiaries, (ii) when required to do so by a court of competent jurisdiction or regulatory body, or (iii) as provided by the Permitted Activities described below. In the event that the Optionee becomes compelled by an order of a court to disclose any Confidential Information, the Optionee is required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

For purposes of this Agreement:

Confidential Information: “Confidential Information” shall mean any non-public information (whether oral, written or electronically stored) relating to the business or the affairs of the Company and its Affiliates or of any Client of the Company or of any of its Affiliates or Subsidiaries, whether obtained from the Company or any of its Affiliates or Subsidiaries, any Client of the Company or any of its Affiliates or Subsidiaries or known by the Optionee as a consequence of or through the Optionee’s relationship with the Company or any of its Affiliates or Subsidiaries, whether obtained before or after the Optionee executes this Agreement and whether obtained from an entity which was not an Affiliate or Subsidiary at the time such information became available but which is now or later becomes an Affiliate or Subsidiary of the Company. Such information includes but is not limited to proprietary, trade secrets, and/or non-public information concerning the financial data, strategic or financial plans, models, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, another employee’s compensation (only if the Optionee became aware of such information in connection with the Optionee’s responsibility), partners’ compensation, and other proprietary and confidential information of the Company, the Company’s Affiliates or Subsidiaries or any of their Clients, that, in any case, is not otherwise available to the public. Confidential Information includes information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, financial information, costs, quotations, specification sheets and recording media. Confidential Information also includes information which relates directly or indirectly to the computer systems and computer technology of the Company and its Affiliates and Subsidiaries, including but not limited to source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information.

Permitted Activities: Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit or restrict the Optionee from responding to any inquiry from, providing testimony before, or making reports of possible violations of federal or state law or regulation to, any governmental agency or entity, any other self-regulatory organization, or any other federal or state regulatory authority, specifically including, without limitation, the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA), and in the United States, the Equal Employment Opportunity Commission and the National Labor Relations Board, or otherwise limit the Optionee’s rights under the BlackRock Global Policy for Reporting Illegal or Unethical Conduct. Furthermore, nothing in this Agreement shall prevent the Optionee from disclosing discriminatory, harassing, or physical unlawful workplace or work-related conduct.

For any Optionee who resides or works in the United Kingdom, nothing in this Agreement shall preclude the Optionee from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act of 1996. The Optionee acknowledges for the purpose of section 39 of the UK Patents Act 1977 (as amended) and otherwise that because of the nature of his duties and the particular responsibilities arising from the nature of the Optionee’s duties, the Optionee has and at all times during his or her employment will have a special obligation to further the interests of the undertakings of the Company. Without prejudice to anything else in this clause, the Optionee: (i) undertakes to notify and disclose to the Company in writing full details of all relevant information, inventions or materials of any other nature, including the related intellectual property rights, made, originated or developed by him at any time in the scope of, or otherwise related to the business of the Company forthwith on creation (whether or not in material form and whether or not made, originated or developed during normal working hours); (ii) acknowledges that, save as provided by law, no further remuneration or compensation is or may become due to the Optionee in respect of the performance of his or her obligations under this clause; (iii) waives any moral rights (as provided for by Chapter IV of the UK Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction) in any confidential information, inventions or materials or other information referred to in this clause, originated, developed or produced by him or her; and (iv) agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such information, invention or other materials or other information referred to in this clause infringes the Optionee’s moral rights including (but without limitation) the right to be identified, the right of integrity and the right against false attribution provided for in the UK Copyright Designs and Patents Act 1988.

It is the policy of the Company and its Affiliates and Subsidiaries not to use or accept any confidential or proprietary information of third parties, including former employers of the Optionee. The Optionee shall not disclose such confidential or proprietary information of third parties to the Company or any of its Affiliates or Subsidiaries, their employees, agents, or independent contractors, or to any other third party, and shall not use such confidential or proprietary Information while employed by the Company or any of its Affiliates or Subsidiaries, unless the Optionee has obtained and presented to the Company the appropriate authorizations for such use or disclosure from such third parties and has also obtained the Company’s approval of such use or disclosure.

The Company and its Affiliates and Subsidiaries may, from time to time, enter into agreements and/or business relationships with third party vendors and/or suppliers of information as a result of which the Optionee may have access to confidential information proprietary to such third parties (“Third Party Confidential Information”). The use and disclosure by the Optionee of Third-Party Confidential Information shall be governed by the terms and conditions of this Agreement and shall be in strict compliance with any existing agreement between the Company or any of its Affiliates or Subsidiaries and the third parties to hold such information confidential. From time to time, the Company and its Affiliates and Subsidiaries enter into such agreements with third parties. Prior to using any Third -Party Confidential Information, the Optionee is required to inquire whether and to what extent the use of such Third-Party Confidential Information is governed by an existing agreement and must comply with the terms of any such agreement.

In addition to the above, the Company and its Affiliates and Subsidiaries may at times develop appropriate information barriers to assure that restricted information related to a Client of the Company or an Affiliate or Subsidiary is not improperly communicated or disclosed to other employees within the Company and its Affiliates and Subsidiaries. If the Optionee has reason to believe that he or she is subject to any information barrier, the Optionee is required to inquire of the Legal & Compliance Department as to the applicability and terms of any such information barrier. Any information barriers shall be established pursuant to the Company’s Global Material Nonpublic Information Barrier Policy and Procedures.

Upon the Optionee’s Termination of Employment for any reason, the Optionee is required to promptly (or at such sooner time as requested by the Company or Affiliate or Subsidiary) return to the Company all Confidential Information (including all reproductions thereof whether on computer, electronic media or otherwise) furnished to or otherwise in the Optionee’s possession and may not contact any employee of the Company or its Affiliates or Subsidiaries for the purpose of soliciting Confidential Information.

Misappropriation of BlackRock’s trade secrets in breach of this Agreement may subject the Optionee to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief, and require the Optionee to pay compensatory damages, double damages, and attorneys’ fees.

Notwithstanding any other provisions of this Agreement, the Optionee understands and agrees that pursuant to the United States Defend Trade Secrets Act of 2016:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

The Optionee agrees that the Company is the exclusive owner of any ideas, products, materials, discoveries, inventions, developments, know how, trade secrets, original works of authorship, computer programs, research, writing or other work products developed by the Optionee that (i) are in the scope of, or otherwise related to the business or actual or demonstrably anticipated research or development of the Company or its Affiliates and Subsidiaries, (ii) developed using equipment, resources, or trade secrets of the Company or its Affiliates or Subsidiaries, and/or (iii) result from any work performed by the Optionee for the Company or its Affiliates and Subsidiaries (“Company Inventions”). Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable local law, if any. The Optionee hereby transfers and assigns such Company Inventions to BlackRock and the Optionee shall whenever requested to do so by the Company or an Affiliate or Subsidiary, execute any and all applications, assignments, or other instruments that the Company or an Affiliate or Subsidiary deems necessary to apply for and obtain patents or copyrights or other intellectual property protection in the United States or any other country or otherwise protect the Company’s and its Affiliates’ and Subsidiaries’ interests therein. Such obligations shall continue beyond the Optionee’s Termination of Employment with the Company or an Affiliate or Subsidiary with respect to Company Inventions developed, conceived or made by the Optionee during the term of the Optionee’s employment with the Company or its Affiliates or Subsidiaries. Further, the Optionee agrees that such obligation will be binding on the Optionee’s assigns, executors, administrators and other legal representatives.

2. Non-Solicitation of Clients, etc. The Optionee shall not, for a period of one year, or during the Relevant Period where applicable, immediately following Termination of Employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) call on, interfere with, solicit or assist in soliciting the business of any “Client” or “Prospective Client” or (ii) accept business from, or enter into a relationship with, any such “Client” or “Prospective Client”, in each case, with whom the Optionee has had, direct or indirect substantive exposure or dealings on behalf of the Company or its Affiliates or Subsidiaries (including in a support or supervisory capacity) during the one year period immediately preceding his or her Termination of Employment. Notwithstanding the foregoing, the Optionee may engage in business activities with “Intermediary Clients”, provided, that, the Optionee shall not (x) interact with any Intermediary Client with respect to business placed with or through such Intermediary Client by the Company or any of its Affiliates or Subsidiaries or (y) engage in any conduct interfering with or damaging the Company’s (or any of its Affiliates’ or Subsidiaries’) relationship with any Intermediary Client.

For any Optionee who resides or works in the United Kingdom, the term “Relevant Period” shall mean the period as defined by reference to the Optionee’s corporate title as follows: twelve months for Managing Directors and Directors and above; six months for Vice Presidents; and three months for Associates.

For any Optionee who resides or works in the United Kingdom, the term “Prospective Client” shall be deleted from the foregoing paragraph 2 (Non-Solicitation of Clients, etc.). Additionally, the Optionee shall not, during the Relevant Period immediately following the Termination of Employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, except in the event of a wrongful termination by the Company or an Affiliate or Subsidiary, (i) call on, interfere with or solicit or assist in soliciting or attempt to call on, solicit, interfere with or assist in soliciting in competition with the Company or any of its Affiliates or Subsidiaries, the business of any “Prospective Client”, or (ii) accept business from, or enter into a relationship with, any such “Prospective Client”, with whom the Optionee has had substantive exposure or dealings on behalf of the Company or any of its Affiliates or Subsidiaries (including in a support or supervisory capacity) during the one year period immediately preceding the termination of his or her employment or with whom employees reporting to the Optionee have had substantive exposure or dealings on behalf of the Company or any of its Affiliates or Subsidiaries (including in a support or supervisory capacity) during the one year period immediately preceding the termination of his or her employment.

For purposes of this Agreement, the terms:

(a) “Client” shall mean any person, firm, company, or other organization (including an Intermediary Client) to whom the Company or any of its Affiliates or Subsidiaries has supplied services, products or professional advice;

(b) “Prospective Client” shall mean any person, firm, company or other organization (including an Intermediary Client) with whom the Company or any of its Affiliates or Subsidiaries has had negotiations or discussions regarding the possible supply of products or advice, or with respect to whom the Company or any of its Affiliates or Subsidiaries has expended significant time, effort or money in developing a bid or proposal for the supply of services, products or advice; and

(c) “Intermediary Client” shall mean any person or entity (such as a broker dealer, distributor, financial adviser, administrator or other marketing or service organization) through which the Company or any of its Affiliates or Subsidiaries offers, markets, distributes or provides its services, products or advice.

3. Non-Enticement of Employees; No Hire. The Optionee shall not, during his or her employment and for a period of one year immediately following Termination of Employment, either on his or her own account or in conjunction with or on behalf of any other person, company, business entity or other organization whatsoever, directly or indirectly: (i) induce, solicit, entice, participate in or procure any person who is an employee of the Company or any of its Affiliates or Subsidiaries to leave such employment or (ii) accept into employment, hire or otherwise engage or use the services of, or actually interfere with the Company’s or any Affiliates’ or Subsidiaries’ relationship with, any person who is an employee of the Company or any of its Affiliates or Subsidiaries or who was an employee of the Company or any of its Affiliates or Subsidiaries during the period commencing one year prior to the Termination of Employment.

4. Non-Disparagement; No Conflicts. Except for the Permitted Activities described above, the Optionee shall not at any time during or subsequent to the Optionee’s employment with the Company or any of its Affiliates or Subsidiaries, criticize, speak ill of, disparage or make false statements in respect of the Company, its Affiliates or Subsidiaries or any of their employees; provided, however, that the Optionee shall not be prohibited from making truthful statements about the Company or any of its Affiliates or Subsidiaries. The Optionee also shall not, during the course of employment with the Company or any of its Affiliates or Subsidiaries take any action which conflicts with (or appears to conflict with) the Company’s or any of its Affiliates’ or Subsidiaries’ business interests except if ordered to do so by a court or government agency.

Opportunity to Review. By accepting the Option, you acknowledge that you have had at least fourteen (14) calendar days in which to review and consider this Appendix A and affirm your agreement to the terms and effect of this Appendix A. The Company has advised you to consult with an attorney prior to affirming this Appendix A. By affirming, you acknowledge that you have had a full opportunity to review this Appendix A with an attorney of your choice.

* * * * * * * *

BLACKROCK, INC.

By: _____________________________________

Name: Laurence D. Fink

Title: Chairman and Chief Executive Officer